              As filed with the Securities and Exchange Commission on July 9, 2010
                                                                           Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
________________________
On Assignment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4023433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26651 West Agoura Road
Calabasas, California 91302
(818) 878-7900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

On Assignment, Inc.
2010 Incentive Award Plan

On Assignment, Inc.
2010 Employee Stock Purchase Plan

(Full title of the plan(s))
____________________

On Assignment, Inc. James Brill Senior Vice President and Chief Financial Officer 26651 West Agoura Road Calabasas, California 91302 (818) 878-7900
Copy to:
Steven B. Stokdyk, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234
(Name, address and telephone number, including area code, of agent for service)
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2)(3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share to be issued under the 2010 Incentive Award Plan	2,154,333	$4.93	$10,620,862	$758
Common Stock, $0.01 par value per share to be issued under the 2010 Employee Stock Purchase Plan	3,500,000	$4.93	$17,255,000	$1,231

(1)
The On Assignment, Inc. 2010 Incentive Award Plan, dated March 18, 2010 (the “Incentive Award Plan”) authorizes the issuance of a maximum of 2,154,333 shares of common stock.
The On Assignment, Inc. 2010 Employee Stock Purchase Plan, dated March 18, 2010 (the “ESPP”) authorizes the issuance of a maximum of 3,500,000 shares of common stock.

(2)
In the event of a stock split, stock dividend or other transaction involving On Assignment, Inc.’s common stock, the number of shares registered hereby shall automatically be increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Each share of common stock includes one right to purchase Series A Junior Participating Preferred Stock pursuant to a Rights Agreement, dated as of June 4, 2003, between On Assignment, Inc. and U.S. Stock Transfer Corporation, for which no separate fee is payable pursuant to Rule 457.

(4)
Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Company’s Common Stock on July 7, 2010, which date is within five business days prior to the initial filing of this registration statement, as reported on the NASDAQ Global Select Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed by On Assignment, Inc. (referred to herein as “our,” “we,” “us,” “the Company” and “the Registrant”) relating to 2,154,333 shares of our common stock, par value $0.01 per share (“Common Stock”), issuable to our eligible employees, directors and consultants under our 2010 Incentive Award Plan, dated March 18, 2010  (the “Incentive Award Plan”), and 3,500,000 shares of Common Stock issuable to our eligible employees under our 2010 Employee Stock Purchase Plan, dated March 18, 2010 (the “ESPP” and collectively with the Incentive Award Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act.  In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.  Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which were filed by the Registrant with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) On Assignment’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 16, 2010, containing audited financial statements for each of the years in the three-year period ended December 31, 2009;

(b) On Assignment’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the Commission on May 10, 2010;

(c) On Assignment’s Current Report on Form 8-K filed with the Commission on June 7, 2010; and

(d) The description of capital stock contained in On Assignment’s Registration Statement on Form S-3 (File No. 333-88034) filed with the Commission on May 25, 2006, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly indicated, a Current Report furnished to the Commission on Form 8-K pursuant to Item 2.02 or Item 9.01 shall not be incorporated by reference into this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers

Delaware Law

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our restated certificate of incorporation, as amended, provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL.  The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL:

•for any breach of the director’s duty of loyalty to the Company or its stockholders;

•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•in respect of certain unlawful dividend payments or unlawful stock purchases or redemptions; and

•for any transaction from which the director derives an improper personal benefit.

This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further reducing or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be reduced or limited to the fullest extent authorized by the DGCL, as so amended.  Any repeal or amendment of provisions of our restated certificate of incorporation, as amended, reducing or limiting the liability of directors, whether by our stockholders or by changes in law, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further reduce or limit the liability of directors on a retroactive basis.

Restated Certificate of Incorporation and Amended and Restated Bylaws

Our restated certificate of incorporation, as amended, provides that we are authorized, to the fullest extent permitted by applicable law, to indemnify our current and former directors or officers (and any other person to which the DGCL permits us to provide indemnification) through provisions in our bylaws, agreements with such directors, officers or other persons, the vote of stockholders or disinterested directors or otherwise, in each case, in excess of the indemnification and advancement rights otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (including the DGCL and case law), with respect to actions for breach of duty to the Company, its stockholders and others.

Any repeal or modification of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

The rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Our amended and restated bylaws provide that we will, to the fullest extent authorized by applicable law, as such laws may be amended and supplemented from time to time, indemnify our current and former agents made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being an agent of the Company or a predecessor company or, at the Company’s request, a director or officer of corporation; provided, however, that the Company shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the board of directors of the Company.  This right of indemnification shall (i) not be deemed exclusive of any other rights to which such indemnified parties may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be an agent, and (iii) inure to the benefit of the heirs, executors and administrators of such a person.  Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

Our amended and restated bylaws provide that expenses incurred by an agent of the Company in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was an agent of the Company (or was serving at the Company’s request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by relevant sections of the DGCL.  Notwithstanding the foregoing, the Company is not required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the Company and approved by a majority of the members of the board of directors of the Company which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent’s fiduciary or contractual obligations to the Company or any other willful and deliberate breach in bad faith of such agent’s duty to the Company or its stockholders.

The foregoing right to indemnification conferred by our amended and restated bylaws is a contract right between the Company and each agent who serves in such capacity at any time while the bylaws are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The board of directors, in its discretion, has the power on behalf of the Company to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he or she, his or her testator or intestate, is or was an officer or employee of the Company.

To assure the indemnification under our amended and restated bylaws of all directors, officers and employees who are determined by the Company or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the corporation which may exist from time to time, Section 145 of the DGCL shall, for the purposes of our amended and restated bylaws, be interpreted as follows: (i) an “other enterprise” shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the Company which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; (ii) the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Any repeal or modification of provisions of our amended and restated bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors, officers and certain of our employees and/or agents pursuant to which we have agreed to indemnify and hold harmless such directors, officers, employees and/or agents to the fullest extent authorized or permitted by the DGCL.  In addition, subject to certain exclusions set forth below, we have agreed to indemnify and hold harmless such directors, officers, employees and/or agents against any and all expenses (including attorneys’ fees), witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which such indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such indemnitee is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided under the non-exclusivity provisions of our Amended and Restated Bylaws and the DGCL.

Under these indemnification agreements, we are obligated under certain circumstances to advance expenses to certain of our directors, officers, employees and/or agents, subject to such directors, officers, employees and/or agents being required to repay such advances, if it is ultimately determined by a final and non-appealable judicial decision that such indemnitee was not entitled to such expenses under the DGCL, our amended and restated bylaws, the indemnification agreement or otherwise.  All agreements to indemnify and hold harmless any such director, officer, employee or agent under such an indemnification agreement continues during the period in which such indemnitee is a director, officer, employee or agent of the Company (or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue so long as such indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that such indemnitee was a director, officer, employee and/or agent of the Company or serving in any other capacity contemplated by the indemnification agreement.

Notwithstanding the foregoing, under these indemnification agreements we are not obligated to indemnify any of such directors, officers, employees and/or agents in connection with any claim made against such indemnitee: (i) except to the extent that the aggregate losses to be indemnified under such indemnification agreements exceeds the sum of such losses for which such indemnitee has been indemnified under any other indemnity provision or pursuant to any directors and officers insurance that we purchase and maintain on their behalf; (ii) in respect to remuneration paid to such indemnitee if it is determined by a final judgment or other final adjudication that such remuneration was in violation of law; (iii) on account of any suit in which judgment is rendered against such indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of our securities pursuant to Section 16(b) of the Exchange Act, or similar provisions of any federal, state or local law; (iv) on account of such indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or which constitutes willful misconduct; (v) on account of such indemnitee’s conduct which is the subject of action, suit or proceeding brought by the Company and approved by a majority of our board of directors which alleges willful misappropriation of corporate assets by such indemnitee, disclosure of confidential information in violation of such indemnitee’s fiduciary or contractual obligations or any other willful and deliberate breach in bad faith on such indemnitee’s duty to the Company or its shareholders; (vi) on account of any action, claim or proceeding (other than a successful proceeding by such indemnitee to enforce rights or collect moneys due under his or her indemnification agreement) initiated by such indemnitee unless such action, claim or proceeding was specifically authorized by our board of directors; and (vii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

Liability Insurance

We provide liability insurance for our current directors and officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

4.1	Specimen Common Stock Certificate (1)

4.2
Rights Agreement dated June 4, 2003, between Registrant and U.S. Stock Transfer Corporation as Rights Agent, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of On Assignment, Inc. as Exhibit A, the Summary of Rights to Purchase Series A Junior Participating Preferred Stock as Exhibit B and the Form of Rights Certificate as Exhibit C (2)

5.1*	Opinion of Latham & Watkins LLP

10.1	On Assignment, Inc. 2010 Incentive Award Plan, dated March 18, 2010 (3)

10.2	On Assignment, Inc. 2010 Employee Stock Purchase Plan, dated March 18, 2010 (3)

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in page S-1)

________________________________

* Filed herewith.

(1)  Incorporated by reference from an exhibit filed with Registrant’s Registration Statement on Form S-1 (File No. 333-50646) declared effective by the Securities and Exchange Commission on September 21, 1992.

(2)  Incorporated by reference from an exhibit filed with Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2003.

(3)  Incorporated by reference from the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 27, 2010.

Item 9.    Undertakings

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 9th day of July, 2010.

ON ASSIGNMENT, INC.

By:  /s/ Peter T. Dameris
Peter T. Dameris
Chief Executive Officer and President

POWER OF ATTORNEY

The undersigned directors and officers of On Assignment, Inc. hereby constitute and appoint Peter T. Dameris and James L. Brill each with full power to act with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or case to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 9, 2010.

Signature	Title
/s/ Peter T. Dameris	Chief Executive Officer (Principal Executive Officer), President and Director
Peter T. Dameris
/s/ James L. Brill	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
James L. Brill
/s/ Jeremy M. Jones	Director, Chairman of the Board
Jeremy M. Jones
/s/ William E. Brock	Director
William E. Brock
/s/ Jonathan S. Holman	Director
Jonathan S. Holman
/s/ Edward L. Pierce	Director
Edward L. Pierce

S-1

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
4.1	Specimen Common Stock Certificate

4.2
Rights Agreement dated June 4, 2003, between Registrant and U.S. Stock Transfer Corporation as Rights Agent, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of On Assignment, Inc. as Exhibit A, the Summary of Rights to Purchase Series A Junior Participating Preferred Stock as Exhibit B and the Form of Rights Certificate as Exhibit C

5.1	Opinion of Latham & Watkins LLP

10.1	On Assignment, Inc. 2010 Incentive Award Plan, dated March 18, 2010

10.2	On Assignment, Inc. 2010 Employee Stock Purchase Plan, dated March 18, 2010

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in page S-1)